Exhibit 23.3

CONSENT OF HASKELL & WHITE LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 28, 2008, with respect to the financial statements of PepperBall Technologies, Inc. included in the Proxy Statement of PepperBall Technologies, Inc. that is made a part of the Registration Statement (Form S-4) and related Prospectus of Security With Advanced Technology, Inc. for the registration of 17,219,799 shares of its common stock.

/s/ HASKELL & WHITE LLP

San Diego, California

July 28, 2008